Exhibit 3.1
     Delaware

The First State
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “ICON LEASING FUND TWELVE, LLC”, FILED IN THIS OFFICE ON THE THIRD DAY OF OCTOBER, A.D. 2006, AT 4:05 O’CLOCK P.M.

/s/ Harriet Smith Windsor

4229547 8100	Harriet Smith Windsor, Secretary of State
060909820	AUTHENTICATION: 5088690
DATE: 10-04-06

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:54 PM 10/03/2006
FILED 04:05 PM 10/03/2006
SRV 060909820 — 4229547 FILE
CERTIFICATE OF FORMATION
OF
ICON LEASING FUND TWELVE, LLC
     This Certificate of Formation is being executed as of October 3, 2006, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act 6 Del. C. § 18-101 et seq.
     The undersigned being duly authorized to execute and file this Certificate, does hereby certify as follows:
     1. Name. The name of the limited liability company is ICON Leasing Fund Twelve, LLC (the “Company”).
     2. Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The registered agent of the Company for service of process at such address is Corporation Service Company.
     3. Authorized Person. The name and address of the authorized person is Joel S. Kress, ICON Capital Corp., 100 Fifth Avenue, 4th Floor, New York, New York 10011. The powers of the authorized person shall terminate upon the filing of this Certificate of Formation.
     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

/s/ Joel S. Kress Joel S. Kress Authorized Person